Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-159678 and 333-159678-01) of our report dated February 25, 2011 relating to the consolidated financial statements of Targa Resources Partners LP (the “Partnership”), and the effectiveness of internal control over financial reporting, which appears in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
October 21, 2011